EXHIBIT 99.1



                         RALLY'S AND CHECKERS ANNOUNCE
                        SIGNING OF MERGER AGREEMENT AND
                          1-FOR-12 REVERSE STOCK SPLIT

CLEARWATER, FL -January 29, 1999- CHECKERS DRIVE-IN RESTAURANTS, INC. (NASDAQ:CHKR) AND RALLY'S HAMBURGERS, INC. (NASDAQ:RLLY), announced today that they have signed a merger agreement pursuant to which the two companies will merge in an all stock transaction. The merger agreement provides that each outstanding share of Rally's stock will be exchanged for 1.99 shares of Checkers stock. The Checkers common stock, which Rally's owns (approximately 26% of Checkers common stock) will be retired following the merger. Checkers plans to execute a one share for twelve shares reverse stock split immediately following the merger designed to further reduce the number of shares outstanding.

Subsequent to the merger, the new Company will continue to operate restaurants under both the Checkers and Rally's brand names for the foreseeable future.

Checkers and Rally's combined their management into the Clearwater, Florida corporate offices approximately one year ago and such management will remain essentially the same. William P. Foley, II will continue as chairman of the board and Jay Gillespie will continue as president and chief executive officer. The new company will continue to benefit from participation in joint purchasing and other cooperative arrangements with CKE Restaurants, Inc. and its affiliates.

Mr. Foley stated, "The wisdom of this merger both operationally and financially has been evident for some time. In conjunction with independent advisors for each company, we have now completed the analytical process and believe we have found the appropriate form of merger that benefits both companies and their shareholders. This merger will create a company with nearly 1,000 restaurants, making it more competitive in the quick-service restaurant segment. It will also allow the companies to complete the expense reduction program they began last year by continuing to combine administrative and operational functions without the competitive concerns which exist as long as Checkers and Rally's are separate public companies."

Mr. Gillespie commented, " This merger will clearly enhance our growth and expense reduction strategies. In 1999, both chains plan to open more company stores than has been the case during any of the last five years. We will build these units primarily in existing markets in order to capitalize on advertising efficiencies. We are also hopeful that this merger will energize our franchise sales so that new and existing franchisees can move forward and open additional new units. We are continuing with the selective addition of dining rooms to our existing Rally's and Checkers' units and plan to begin the systematic image enhancement of Rally's restaurants in 1999. Taking advantage of the opportunities presented by the merger, these strategic growth initiatives and our efforts to turn same-store sales positive will be our focus for the coming year."

The merger transaction is subject to the approval of the shareholders of Rally's and Checkers, receipt by each company of an investment banker's opinion as to the fairness of the transaction to its stockholders, and the satisfaction of certain other conditions. The parties anticipate the transaction will close in the second quarter of calendar year 1999.

Rally's and Checkers expect to release fiscal 1998 fourth quarter and year-end results within the next two weeks. Both companies expect to report net losses for the fourth quarter and full year. Checkers did conclude fiscal 1998 with a positive comparable sales increase of 2.3% over 1997, its first full year increase in six years, while Rally's experienced a comparable sales decrease of 1.8% for fiscal 1998.

Joseph Stein, executive vice president of Checkers and Rally's stated, "Due in part to the large number of shares outstanding, the trading price of both companies' stocks has been or is below $1.00 per share which is the minimum trading price for continued listing on NASDAQ. NASDAQ has requested that Checkers demonstrate why its stock should not be delisted. We believe that the implementation of the new company's growth strategies together with the merger and the reverse stock split will position us to attain improved earnings per share, thereby attracting institutional investors


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to participate in our future success. In addition, we believe the reverse stock split will result in a higher trading price for the merged company's stock, thereby enabling it to maintain its listing on NASDAQ on an ongoing basis.

Statements in this release which are not historical facts are "forward-looking" statements and "Safe Harbor" statements under the Private Securities Litigation Reform act of 1995 that involve risks and/or uncertainties, including but not limited to the impact of continued discounting by the Companies substantial competitors, the success of the Companies' advertising and promotion programs, consumer acceptance of the Companies products, increased operating costs, availability of adequate numbers of hourly paid employees, decreases in the availability of affordable capital resources and other risks documented in the Companies filings on Form 10-K with the Securities and Exchange Commission.

Rally's and Checkers, along with their franchisees, operate 481 and 472 double drive-thru hamburger restaurants, respectively. The Checkers system is primarily in the southeastern United States while Rally's operations are primarily located in the Midwestern United State.

CONTACT: James J. Gillespie, Chief Executive Officer
         Joseph N. Stein, Executive Vice President
         (727) 519-2000



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